FOR IMMEDIATE RELEASE


CONTACT: Kekst and Company
         Wendi Kopsick
         James Fingeroth
         (212) 521-4800


                   Salant's REstructuring Plan is confirmed by
             court - - Company expects to emerge from chapter 11 by
                               April 30, 1999 - -

         New York, NY, April 19, 1999 -- Salant Corporation (OTC BB:SLNT) announced that at a hearing held on Friday April 16, 1999 the Bankruptcy Court confirmed its Chapter 11 Plan of Reorganization. As previously announced, upon Salant's emergence from bankruptcy, Salant will enter into a new $85 million revolving credit facility with The CIT Group/Commercial Services, Inc., the Company's existing working capital lender.

         Salant's pre-negotiated chapter 11 plan received the support of all of the holders of the Company's 10-1/2% Senior Secured Notes and over 96% of its stockholders who voted. Confirmation of the chapter 11 plan comes only three and half months after Salant filed for chapter 11 protection on December 29, 1998.

         Michael Setola, the Company's Chairman and Chief Executive Officer, stated, "Confirmation clears the way for us to emerge from bankruptcy by the end of April with not only a deleveraged, restructured balance sheet, but with a streamlined and improved business. The restructuring has enabled us to exit areas of the business that no longer fit our strategic plan, and, as a result, we are a stronger company that will be able to focus all of our efforts on building our Perry Ellis men's apparel business."

         Mr. Setola further commented, "We appreciate the strong support we received from our employees, our customers, our vendors and our other trading partners throughout the restructuring period. Most importantly, our entire management team is excited about Salant's prospects for future growth and profitability in the months and years ahead."